UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2011

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14569	76-0582150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-646-4100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

364-Day Credit Agreement

On December 9, 2011, the Partnership entered into a senior unsecured 364-Day Credit Agreement (the “Credit Agreement”), among Plains All American Pipeline, L.P. (the “Partnership”) as Borrower; DNB Bank ASA, as Administrative Agent; Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents; the other Lenders party thereto; and DNB Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC, as Joint Bookrunners and Co-Lead Arrangers (terms used but not defined herein have the meanings assigned to them in the Credit Agreement).

The Credit Agreement provides for borrowings of up to $1.2 billion and is fully committed. The Credit Agreement will terminate 364 days after the date on which the facility is activated, which activation may occur any time within six months following closing. If the Credit Agreement has not been activated before the end of the six month period following closing, it will terminate at that time. Amounts borrowed under the Credit Agreement may be used for any partnership purpose, including financing of acquisitions previously announced by the Partnership.

Borrowings under the Credit Agreement will bear interest at either a Base Rate or a Eurodollar Rate. A Base Rate Loan bears interest at a fluctuating rate per annum equal to the higher of (a) the federal funds rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by DNB Bank as its “prime rate” and (c) the Eurodollar Market Index Rate plus 1%. Interest on Base Rate Loans will include a margin ranging from 0.075% to 0.650% based upon any variances in the Partnership’s debt ratings. The “prime rate” is a rate set by DNB Bank based upon various factors including its costs and desired return, general economic conditions and other factors. A Eurodollar Loan bears interest at a rate per annum equal to the British Bankers Association LIBOR Rate, as published by Reuters, plus a margin, which margin ranges from 1.075% to 1.650% based upon any variances in the Partnership’s debt ratings. The Partnership will also pay a Facility Fee ranging from 0.175% to 0.35% based upon any variances in the Partnership’s debt ratings. The Partnership may voluntarily prepay borrowings under the Credit Agreement, in whole or in part (subject to certain minimum prepayment amounts) without penalty or premium.

The covenants (including financial covenants), restrictions and events of default in the Credit Agreement are substantially the same as in the Partnership’s Revolving Credit Agreement dated August 19, 2011.

The Credit Agreement contains cross default provisions and prohibits distributions on, or purchases or redemptions of, the Partnership’s common units if any Default or Event of Default has occurred and is continuing. In addition, the Credit Agreement contains various covenants limiting the Partnership’s and its subsidiaries’ ability to, among other things:

•	incur indebtedness, including capital leases;

•	grant liens;

•	engage in transactions with affiliates;

•	enter into certain burdensome agreements; and

•	sell substantially all of its assets or enter into a merger or consolidation.

In addition, the financial covenant of the Credit Agreement limits the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA to a maximum of 5.00 to 1.00, with an increased maximum ratio of 5.50 to 1.00 during an Acquisition Period.

A default under the Credit Agreement would permit the lenders to terminate their commitments and to accelerate the maturity of the outstanding debt.

The above description of the Credit Agreement is qualified in its entirety by the terms of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

10.1	364-Day Credit Agreement dated December 9, 2011 among Plains All American Pipeline, L.P., as Borrower; DNB Bank ASA, as Administrative Agent; Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents; the other Lenders party thereto; and DNB Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC, as Joint Bookrunners and Co-Lead Arrangers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS ALL AMERICAN PIPELINE, L.P.
Date: December 15, 2011
	By:	PAA GP LLC, its general partner
	By:	Plains AAP, L.P., its sole member
	By:	Plains All American GP LLC, its general partner

	By:	/s/ Tim Moore
Name: Tim Moore
Title: Vice President

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	364-Day Credit Agreement dated December 9, 2011 among Plains All American Pipeline, L.P., as Borrower; DNB Bank ASA, as Administrative Agent; Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents; the other Lenders party thereto; and DNB Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC, as Joint Bookrunners and Co-Lead Arrangers